Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Fourth Quarter and Full-Year Results
Full-Year Results Reflect Strong Growth in Operating Earnings and Earnings Per Share
Total Debt Reduced by $121 Million in 2012
2013 Guidance: EPS from Continuing Operations, as adjusted, of $2.20 to $2.45

LAKE FOREST, Ill., Jan. 24, 2013 -- Brunswick Corporation (NYSE: BC) today reported results for the fourth quarter and full-year of 2012. On Jan. 3, 2013, the Company announced its intention to exit its Hatteras and CABO boat businesses. As a result, these businesses are now reported as discontinued operations for all periods presented in this release and all figures reflect continuing operations only, unless otherwise noted.

2012 Full-Year Highlights:

•	Diluted earnings per common share, as adjusted, of $2.09; a $0.73 increase versus the same period of 2011. On a GAAP basis, $1.59 per diluted share, a $0.61 increase from prior year.

◦	Net sales increased one percent from prior year.

◦	Gross margins increased 150 basis points versus 2011.

◦	Adjusted operating earnings increased by $54.9 million from prior year. On a GAAP basis, operating earnings increased by $50.4 million.

•	Including discontinued operations, diluted earnings per common share, as adjusted, of $1.77. On a GAAP basis, $0.54 per diluted share.

•	Total debt reduced by $121 million during 2012; lowest debt level since 1997.

A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

“In 2012, we successfully executed our business strategy despite challenging global economic conditions,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Our results in 2012 represent the third consecutive year of strong improvements in operating earnings and net earnings. Adjusted operating earnings and diluted earnings per common share, as adjusted, increased by 23 percent and 54 percent, respectively, for the year.

“In addition, increased earnings contributed to the continued generation of solid free cash flow. As a result, we made significant progress in improving our balance sheet by reducing debt balances by $121 million, which contributed to a $14 million reduction in interest expense.

“Over the past several years, our entire organization has done an excellent job of executing our business plan and transforming our businesses to promote growth and identify operating efficiencies. The 2012 results and the strategic actions taken during the year have strengthened our overall financial profile, providing a solid platform for further improvements in future financial results,” McCoy said.

2012 Full-Year Results
For the year ended Dec. 31, 2012, the Company reported net sales of $3,717.6 million, up from $3,670.0 million a year earlier. For the year, operating earnings were $264.1 million, which included $25.8 million of restructuring, exit and impairment charges. In 2011, the Company reported operating earnings of $213.7 million, which included $21.3 million of restructuring, exit and impairment charges.

For 2012, the Company reported net earnings of $147.4 million, or $1.59 per diluted share, compared with net earnings of $90.6 million, or $0.98 per diluted share, for 2011. The diluted earnings per share for 2012 included restructuring, exit and impairment charges of $0.28 per diluted share, losses on early extinguishment of debt of $0.18 per diluted share and a $0.04 per diluted share charge from special tax items. The earnings per diluted share for 2011 included $0.24 per diluted share of restructuring, exit and impairment charges, $0.21 per diluted share of losses on early extinguishment of debt and a $0.07 per diluted share benefit from special tax items.

Fourth Quarter Highlights:

•
Diluted earnings per common share, as adjusted, of $0.02; a $0.28 increase versus the same period of 2011. On a GAAP basis, a net loss of $0.18 per diluted share, a $0.10 improvement from the prior year period.

◦	Net sales increased 9 percent from prior year.

◦	Gross margins increased 170 basis points versus fourth quarter 2011.

◦	Adjusted operating earnings increased by $26.7 million from prior year. On a GAAP basis, operating earnings increased by $20.4 million.

Fourth Quarter Results
For the fourth quarter of 2012, the Company reported net sales of $829.8 million, up from $761.5 million a year earlier. For the quarter, the Company reported operating earnings of $7.0 million, which included $10.5 million of restructuring, exit and impairment charges. In the fourth quarter of 2011, the Company had an operating loss of $13.4 million, which included $4.2 million of restructuring, exit and impairment charges.

For the fourth quarter of 2012, Brunswick reported a net loss of $16.1 million, or $0.18 per diluted share, compared with a net loss of $25.4 million, or $0.28 per diluted share, for the fourth quarter of 2011. The diluted earnings per share for the fourth quarter of 2012 included $0.11 per diluted share of restructuring, exit and impairment charges, a $0.05 per diluted share loss on early extinguishment of debt, and a $0.04 per diluted share charge from special tax items. The diluted earnings per share for the fourth quarter of 2011 included $0.04 per diluted share of restructuring, exit and impairment charges, a $0.03 per diluted share loss on early extinguishment of debt and a $0.05 per diluted share benefit from special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $428.7 million at the end of 2012, down $79.1 million from year-end 2011 levels. This decrease primarily reflects the impact of cash used for the retirement of debt, partially offset by $64.1 million of positive free cash flow, including cash used by discontinued operations.

Net debt (defined as total debt, less cash and marketable securities) at the end of 2012 was $143.1 million, a decrease of $41.9 million from year-end 2011 levels. The decrease in net debt reflects a $121.0 million reduction in debt levels, partially offset by a decrease in cash and marketable securities.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $404.4 million in the fourth quarter of 2012, up 12 percent from $359.6 million in the fourth quarter of 2011. International sales, which represented 44 percent of total segment sales in the quarter, increased by 5 percent. For the quarter, the Marine Engine segment reported operating earnings of $16.5 million, including restructuring charges of $1.2 million. This compares with operating earnings of $7.0 million in the fourth quarter of 2011, which included restructuring charges of $2.8 million.

Sales in the quarter were higher in each of the segment's major product categories. Higher sales and engine production, cost reduction activities, as well as lower variable compensation expense and a decrease in restructuring charges contributed to the increase in operating earnings in the fourth quarter of 2012. Partially offsetting these factors was the effect of increased investments for long-term growth.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 16 boat brands. The Boat segment reported net sales of $206.7 million for the fourth quarter of 2012, an increase of 17 percent compared with $177.4 million in the fourth quarter of 2011. International sales, which represented 41 percent of total segment sales in the quarter, increased by 25 percent during the period. For the fourth quarter of 2012, the Boat segment reported an operating loss of $33.4 million, including restructuring, exit and impairment charges of $8.9 million. This compares with an operating loss of $28.0 million, which included a restructuring gain of $0.2 million in the fourth quarter of 2011.

The Boat segment's wholesale shipments were up strongly versus the prior year quarter. The increase in wholesale shipments reflected continued growth in demand for aluminum and U.S. outboard-powered fiberglass products, which was partially offset by ongoing weakness in global large fiberglass inboard/sterndrive and European fiberglass outboard boat products.

The increase in operating losses resulted from higher restructuring and impairment charges. The operating improvement, excluding restructuring and impairment charges, reflects higher sales, net of greater investments for long-term growth and an unfavorable change in product mix.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the fourth quarter of 2012 totaled $183.6 million, up 2 percent from $180.0 million in the fourth quarter of 2011. International sales, which represented 47 percent of total segment sales in the quarter, increased by 7 percent. For the quarter, the Fitness segment reported operating earnings of $36.4 million. This compares with operating earnings of $28.3 million in the fourth quarter of 2011.

The increase in sales for Life Fitness reflected solid growth to domestic health club customers and net gains in international markets, which included continued sales weakness in Europe. The increase in operating earnings in the fourth quarter of 2012 was the result of higher sales, lower warranty and variable compensation expenses and improved operating efficiencies, when compared to 2011.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the fourth quarter of 2012 totaled $85.3 million, up 5 percent compared with $80.9 million in the prior year's fourth quarter. International sales, which represented 21 percent of total segment sales in the quarter, increased by 5 percent. For the quarter, the segment reported operating earnings of $8.5 million, including restructuring charges of $0.4 million. This compares with operating earnings of $4.1 million in the fourth quarter of 2011, which included restructuring charges of $1.6 million.

Revenue growth in the quarter was a function of higher sales in bowling products and an increase in U.S. equivalent retail center sales, partially offset by operating fewer centers. The increase in operating earnings in the fourth quarter of 2012 was the result of higher revenues, improved operating efficiencies and lower restructuring charges, when compared with 2011.

Outlook
“In 2013, we are planning a continuation of the sales and earnings growth achieved by the Company for the past three years,” McCoy said. “Our plans are based on global economic conditions in 2013 that are generally comparable to 2012, with weakness continuing in Europe.

“In the global marine sector, we expect to benefit in 2013 from the continuing uneven recovery in the U.S. powerboat market. We plan for our outboard boat and engine products to generate solid growth as they successfully compete in this improving market, as well as our global parts and accessories businesses, as they serve a stable population of boats in use. We do, however, assume that weak market conditions will continue to challenge the large fiberglass boat category, which will affect both fiberglass boat and sterndrive engine production. Positive health and wellness trends, combined with exciting new products, have positioned our fitness business to deliver excellent results, and our bowling business should further leverage its competitive advantages in an evolving market.

“Against this background, we are targeting a 3 percent to 5 percent revenue growth rate in 2013, driven by the strength of our global brands and contributions from our growth initiatives.

“We are also planning to maintain the strong gross margins achieved in 2012, while exploring opportunities to further expand these margins. Our organic growth platform will benefit from increased investments in capital projects and research and development programs, along with the SG&A to support them. In addition, despite these higher spending levels, we plan to generate positive free cash flow and execute against our ongoing strategic financial objective of further lowering debt levels, thereby reducing interest expense.

“After taking all of these factors into consideration, we expect our 2013 diluted earnings per common share, excluding restructuring, exit and impairment charges, debt extinguishment losses and special tax items, to be in the range of $2.20 to $2.45,” McCoy concluded.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CST, hosted by Dustan E. McCoy, chairman and chief executive officer, Peter B. Hamilton, senior vice president and chief financial officer, William L. Metzger, vice president - treasurer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at Hwww.brunswick.comH. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick's website for slides used to supplement conference call remarks at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (800) 638-5439 (passcode: Brunswick Q4). Callers outside of North America should call (617) 614-3945 (passcode: Brunswick Q4) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CST on Thursday, Jan. 31, 2013, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 72267135). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick's business. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness, billiards and bowling equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company's ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company's brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company's results; competitive pricing pressures, including the impact of inflation and increased competition from Asian competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness, bowling and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company's stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products and retail bowling center revenues; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company's information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company's information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional factors are included in the Company's Annual Report on Form 10-K for 2011. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Trophy, Uttern and Valiant boats; Life Fitness and Hammer Strength fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables and foosball tables.
For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2012	December 31, 2011	% Change

Net sales	$829.8	$761.5	9%
Cost of sales	640.9	600.9	7%
Selling, general and administrative expense	142.2	145.3	-2%
Research and development expense	29.2	24.5	19%
Restructuring, exit and impairment charges	10.5	4.2	NM
Operating earnings (loss)	7.0	(13.4)	NM
Equity loss	(0.7)	(4.3)	-84%
Other income (expense), net	0.2	(0.9)	NM
Earnings (loss) before interest, loss on early extinguishment of debt and income taxes	6.5	(18.6)	NM
Interest expense	(15.3)	(18.0)	-15%
Interest income	0.7	1.3	-46%
Loss on early extinguishment of debt	(4.4)	(2.9)	52%
Loss before income taxes	(12.5)	(38.2)	-67%
Income tax provision (benefit)	3.6	(12.8)
Loss from continuing operations	(16.1)	(25.4)	-37%

Net loss from discontinued operations, net of tax	(59.2)	(4.2)	NM

Net loss	$(75.3)	$(29.6)	NM

Loss per common share:
Basic
Loss from continuing operations	$(0.18)	$(0.28)
Loss from discontinued operations	(0.66)	(0.05)

Net loss	$(0.84)	$(0.33)	NM

Diluted
Loss from continuing operations	$(0.18)	$(0.28)
Loss from discontinued operations	(0.66)	(0.05)

Net loss	$(0.84)	$(0.33)	NM

Weighted average shares used for computation of:
Basic loss per common share	90.0	89.4
Diluted loss per common share	90.0	89.4

Effective tax rate from continuing operations	-28.8%	33.5%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	December 31, 2012	December 31, 2011	% Change

Supplemental Information
Continuing Operations:
Operating earnings (loss)	$7.0	$(13.4)	NM
Restructuring, exit and impairment charges	10.5	4.2	NM
Adjusted operating earnings (loss)	$17.5	$(9.2)	NM

Discontinued Operations:
Loss from discontinued operations, excluding restructuring and impairment charges, net of tax	$(5.6)	$(3.9)
Other restructuring and impairment charges, net of tax	(0.4)	(0.3)
Impairment charge on assets held for sale, net of tax	(53.2)	—
Net loss from discontinued operations, net of tax	$(59.2)	$(4.2)	NM

Earnings (loss) per common share:
Diluted loss from continuing operations	$(0.18)	$(0.28)
Restructuring, exit and impairment charges from continuing operations (1)	0.11	0.04
Loss on early extinguishment of debt (1)	0.05	0.03
Special tax items	0.04	(0.05)
Diluted earnings (loss) from continuing operations, as adjusted	$0.02	$(0.26)	NM

Diluted loss from discontinued operations	$(0.66)	$(0.05)
Other restructuring and impairment charges	0.01	—
Impairment charges on assets held for sale	0.59	—
Diluted loss from discontinued operations, as adjusted	$(0.06)	$(0.05)	20%

Diluted loss per common share, as adjusted	$(0.04)	$(0.31)	-87%

NM = not meaningful

(1) The 2012 and 2011 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data)

	Twelve Months Ended
	December 31, 2012	December 31, 2011	% Change
	(unaudited)

Net sales	$3,717.6	$3,670.0	1%
Cost of sales	2,773.6	2,792.6	-1%
Selling, general and administrative expense	548.8	546.5	0%
Research and development expense	105.3	95.9	10%
Restructuring, exit and impairment charges	25.8	21.3	21%
Operating earnings	264.1	213.7	24%
Equity loss	(3.8)	(4.7)	-19%
Other income (expense), net	2.2	(0.6)	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	262.5	208.4	26%
Interest expense	(68.1)	(81.8)	-17%
Interest income	2.9	3.9	-26%
Loss on early extinguishment of debt	(16.3)	(19.8)	-18%
Earnings before income taxes	181.0	110.7	64%
Income tax provision	33.6	20.1
Net earnings from continuing operations	147.4	90.6	63%

Net loss from discontinued operations, net of tax	(97.4)	(18.7)	NM

Net earnings	$50.0	$71.9	-30%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$1.64	$1.02
Loss from discontinued operations	(1.08)	(0.21)

Net earnings	$0.56	$0.81	-31%

Diluted
Earnings from continuing operations	$1.59	$0.98
Loss from discontinued operations	(1.05)	(0.20)

Net earnings	$0.54	$0.78	-31%

Weighted average shares used for computation of:
Basic earnings per common share	89.8	89.3
Diluted earnings per common share	92.4	92.2

Effective tax rate from continuing operations	18.6%	18.2%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data)

	Twelve Months Ended
	December 31, 2012	December 31, 2011	% Change
	(unaudited)

Supplemental Information
Continuing Operations:
Operating earnings	$264.1	$213.7	24%
Restructuring, exit and impairment charges	25.8	21.3	21%
Adjusted operating earnings	$289.9	$235.0	23%

Discontinued Operations:
Loss from discontinued operations, excluding restructuring and impairment charges, net of tax	$(29.7)	$(17.3)
Other restructuring and impairment charges, net of tax	(14.5)	(1.4)
Impairment charge on assets held for sale, net of tax	(53.2)	—
Net loss from discontinued operations, net of tax	$(97.4)	$(18.7)	NM

Earnings (loss) per common share:
Diluted earnings from continuing operations	$1.59	$0.98
Restructuring, exit and impairment charges from continuing operations (1)	0.28	0.24
Loss on early extinguishment of debt (1)	0.18	0.21
Special tax items	0.04	(0.07)
Diluted earnings from continuing operations, as adjusted	$2.09	$1.36	54%

Diluted loss from discontinued operations	$(1.05)	$(0.20)
Other restructuring and impairment charges	0.16	0.02
Impairment charges on assets held for sale	0.57	—
Diluted loss from discontinued operations, as adjusted	$(0.32)	$(0.18)	78%

Diluted earnings per common share, as adjusted	$1.77	$1.18	50%

NM = not meaningful

(1) The 2012 and 2011 Restructuring, exit and impairment charges and Loss on early extinguishment of debt assume no tax benefit.

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	December 31, 2012	December 31, 2011	% Change	December 31, 2012	December 31, 2011	% Change	December 31, 2012	December 31, 2011
Marine Engine	$404.4	$359.6	12%	$16.5	$7.0	NM	4.1%	1.9%
Boat	206.7	177.4	17%	(33.4)	(28.0)	19%	-16.2%	-15.8%
Marine eliminations	(50.2)	(36.4)	38%	—	—
Total Marine	560.9	500.6	12%	(16.9)	(21.0)	-20%	-3.0%	-4.2%

Fitness	183.6	180.0	2%	36.4	28.3	29%	19.8%	15.7%
Bowling & Billiards	85.3	80.9	5%	8.5	4.1	NM	10.0%	5.1%
Pension - non-service costs	—	—	NM	(6.2)	(7.6)	-18%	NM	NM
Corp/Other	—	—	NM	(14.8)	(17.2)	-14%	NM	NM
Total	$829.8	$761.5	9%	$7.0	$(13.4)	NM	0.8%	-1.8%

	Twelve Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	December 31, 2012	December 31, 2011	% Change	December 31, 2012	December 31, 2011	% Change	December 31, 2012	December 31, 2011
Marine Engine	$1,988.5	$1,905.3	4%	$243.8	$217.5	12%	12.3%	11.4%
Boat	1,002.6	1,007.6	0%	(28.5)	(27.3)	4%	-2.8%	-2.7%
Marine eliminations	(231.7)	(203.3)	14%	—	—
Total Marine	2,759.4	2,709.6	2%	215.3	190.2	13%	7.8%	7.0%

Fitness	635.9	635.2	0%	103.1	93.4	10%	16.2%	14.7%
Bowling & Billiards	322.3	325.2	-1%	28.5	23.6	21%	8.8%	7.3%
Pension - non-service costs	—	—	NM	(24.1)	(30.4)	-21%	NM	NM
Corp/Other	—	—	NM	(58.7)	(63.1)	-7%	NM	NM
Total	$3,717.6	$3,670.0	1%	$264.1	$213.7	24%	7.1%	5.8%

NM = not meaningful

(1) Operating earnings (loss) in the fourth quarter of 2012 includes $10.5 million of pretax restructuring, exit and impairment charges. The $10.5 million charge consists of $1.2 million in the Marine Engine segment, $8.9 million in the Boat segment and $0.4 million in the Bowling & Billiards segment. Operating earnings (loss) in the fourth quarter of 2011 includes $4.2 million of pretax restructuring, exit and impairment charges (gains). The $4.2 million charge consists of $2.8 million in the Marine Engine segment, $(0.2) million in the Boat segment and $1.6 million in the Bowling & Billiards segment.

(2) Operating earnings (loss) in 2012 includes $25.8 million of pretax restructuring, exit and impairment charges (gains). The $25.8 million charge consists of $4.2 million in the Marine Engine segment, $21.3 million in the Boat segment, $0.1 million in the Fitness segment, $0.4 million in the Bowling & Billiards segment and $(0.2) million in Corp/Other. Operating earnings (loss) in 2011 includes $21.3 million of pretax restructuring, exit and impairment charges. The $21.3 million charge consists of $11.0 million in the Marine Engine segment, $8.3 million in the Boat segment, $0.1 million in the Fitness segment and $1.9 million in the Bowling & Billiards segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions)

	December 31, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$284.3	$338.2
Short-term investments in marketable securities	92.3	76.7
Total cash, cash equivalents and short-term investments in marketable securities	376.6	414.9
Restricted cash	13.0	20.0
Accounts and notes receivable, net	349.2	329.6
Inventories
Finished goods	363.3	292.3
Work-in-process	142.4	140.3
Raw materials	70.1	68.9
Net inventories	575.8	501.5
Deferred income taxes	18.8	15.0
Prepaid expenses and other	26.7	27.2
Current assets held for sale	—	48.1
Current assets	1,360.1	1,356.3

Net property	581.4	565.9

Other assets
Goodwill, net	291.7	290.3
Other intangibles, net	38.1	43.5
Long-term investments in marketable securities	52.1	92.9
Equity investments	42.4	47.7
Other long-term assets	58.4	72.3
Long-term assets held for sale	—	25.3
Other assets	482.7	572.0

Total assets	$2,424.2	$2,494.2

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$8.2	$2.4
Accounts payable	334.4	276.6
Accrued expenses	576.2	607.3
Current liabilities held for sale	18.4	21.8
Current liabilities	937.2	908.1

Long-term debt	563.6	690.4
Other long-term liabilities	842.8	862.4
Long-term liabilities held for sale	2.9	2.4
Shareholders' equity	77.7	30.9
Total liabilities and shareholders' equity	$2,424.2	$2,494.2

Supplemental Information
Debt-to-capitalization rate	88.0%	95.7%
Cash and cash equivalents	$284.3	$338.2
Short-term investments in marketable securities	92.3	76.7
Long-term investments in marketable securities	52.1	92.9
Total cash and marketable securities	$428.7	$507.8

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions)

	Twelve Months Ended
	December 31, 2012	December 31, 2011
	(unaudited)
Cash flows from operating activities
Net earnings from continuing operations	$147.4	$90.6
Depreciation and amortization	90.0	99.4
Pension funding, net of expense	(44.3)	(47.4)
Gains on sale of property, plant and equipment, net	(2.9)	(12.4)
Other long-lived asset impairment charges	11.3	0.5
Provision for doubtful accounts	0.9	(3.2)
Deferred income taxes	8.3	(3.3)
Equity in losses of unconsolidated affiliates, net of dividends	4.1	5.1
Loss on early extinguishment of debt	16.3	19.8
Changes in certain current assets and current liabilities	(78.7)	(45.4)
Income taxes	2.4	6.8
Other, net	28.8	24.7
Net cash provided by operating activities of continuing operations	183.6	135.2
Net cash used for operating activities of discontinued operations	(22.9)	(46.1)
Net cash provided by operating activities	160.7	89.1

Cash flows from investing activities
Capital expenditures	(115.2)	(87.1)
Purchases of marketable securities	(205.9)	(264.4)
Sales or maturities of marketable securities	227.7	196.9
Reduction in (transfers to) restricted cash	7.0	(20.0)
Investments	1.7	(0.9)
Proceeds from the sale of property, plant and equipment	18.8	30.5
Other, net	3.0	13.2
Net cash used for investing activities of continuing operations	(62.9)	(131.8)
Net cash used for investing activities of discontinued operations	(3.2)	(2.6)
Net cash used for investing activities	(66.1)	(134.4)

Cash flows from financing activities
Net issuances of short-term debt	0.8	0.5
Payments of long-term debt including current maturities	(131.8)	(146.0)
Net premium paid on early extinguishment of debt	(14.7)	(17.3)
Cash dividends paid	(4.5)	(4.5)
Net proceeds from stock compensation activity, including excess tax benefits	1.7	4.0
Other, net	—	(4.6)
Net cash used for financing activities of continuing operations	(148.5)	(167.9)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(148.5)	(167.9)

Net decrease in cash and cash equivalents	(53.9)	(213.2)
Cash and cash equivalents at beginning of period	338.2	551.4
Cash and cash equivalents at end of period	$284.3	$338.2

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$183.6	$135.2

Net cash provided by (used for):
Capital expenditures	(115.2)	(87.1)
Proceeds from the sale of property, plant and equipment	18.8	30.5
Other, net	3.0	13.2
Total free cash flow of continuing operations	90.2	91.8
Total free cash flow of discontinued operations	(26.1)	(48.7)
Total free cash flow	$64.1	$43.1